Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Provides Second Quarter Earnings Outlook;
Re-Affirms Full-Year Guidance
MARYSVILLE, Ohio (April 14, 2008) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today said it expects adjusted earnings in the second quarter, which ended March 29, to range from approximately $1.14 to $1.18 per diluted share due to a late launch to the lawn and garden season. The expected results compare to adjusted earnings of $1.40 per share for the same period a year ago. The Company’s outlook for the full year remains unchanged.
“Consumer activity over the first two weeks of April has been strong and we are recovering ground we lost due to a later than expected break to the season in most parts of the United States,” said Jim Hagedorn, chairman and chief executive officer. “Weather always dictates the launch of the season, and this year got off to a slower start than we’ve typically experienced. While our second quarter and first half results will be less than we had expected, the first two quarters historically represent about 25 percent of consumer purchases for the full year. We remain encouraged by initial consumer response to our new products as well as the quality of our programs and promotions, and see no reason at this time to change our outlook for the full year.”
Fiscal 2008 reported results will include $15 million to $20 million in unexpected costs due to a voluntary retail recall of wild bird food. A significant portion of this cost will be included in the second quarter results. The Company will account for costs associated with the recall on the line “restructuring and other one-time charges.” As a result, ScottsMiracle-Gro will exclude these costs when discussing its expected results for the full year.
ScottsMiracle-Gro will report its complete second quarter results on April 29, 2008 prior to the opening of the U.S. financial markets.
About ScottsMiracle-Gro
With more than $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:

•	Adverse weather conditions could adversely affect the Company’s sales and financial results;

•	The Company’s historical seasonality could impair the Company’s ability to pay obligations as they come due and operating expenses;

•	The Company’s substantial indebtedness could adversely affect the Company’s financial health;

•	Public perceptions regarding the safety of the Company’s products could adversely affect the Company;

•	The loss of one or more of the Company’s top customers could adversely affect the Company’s financial results because of the concentration of the Company’s sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase the Company’s competition in the United States;

•	Compliance with environmental and other public health regulations could increase the Company’s cost of doing business; and,

•	The Company’s significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Affairs
(937) 578-5622